Exhibit (l)

BOSTON MANAGEMENT & RESEARCH The Eaton Vance Building 255 State Street Boston, MA 02109 (617) 482-8260

March 3, 2006

International Equity Portfolio The Eaton Vance Building 255 State Street Boston, MA 02109

Ladies and Gentlemen:

          With respect to our purchase from you, at the purchase price of $100,000, of an interest (an “Initial Interest”) in International Equity Portfolio (the “Portfolio”), we hereby advise you that we are purchasing such Initial Interest for investment purposes and do not intend to withdraw the Initial Interest within the next 24 months.

Very truly yours,
BOSTON MANAGEMENT & RESEARCH

By:	/s/ William M. Steul
William M. Steul
Treasurer